EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the AV Homes, Inc. 2015 Incentive Compensation Plan for the registration of 772,405 shares of common stock of AV Homes, Inc. of our reports dated February 27, 2015, with respect to the consolidated financial statements and schedule of AV Homes, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of AV Homes, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

July 31, 2015